UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 1, 2013

SECUREALERT, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0500306
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive, Suite 400, Sandy, Utah  84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 451-6141

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Agreement

On February 1, 2013, SecureAlert, Inc., a Utah corporation (“Registrant”) entered into a “Settlement Agreement and Royalty and Share Buy Back” (the “Agreement”) with Borinquen Container Corporation, a Puerto Rico corporation and shareholder of the Registrant (“Borinquen”) and Sapinda Asia Limited, a British Virgin Islands corporation (“Sapinda Asia”).  As of the date of the Agreement, both Borinquen and Sapinda Asia were beneficial owners of more than 10 percent of the Registrant’s issued and outstanding voting securities.

The Agreement concludes a transaction originally agreed upon pursuant to a “Royalty and Stock Purchase Agreement” (“Royalty Purchase Agreement”) entered into by the Registrant, Borinquen and Tetra House Pte Ltd., a Singapore corporation (“THP”) on September 5, 2012.  Registrant filed a Current Report on Form 8-K on September 11, 2012, reporting entry into the Royalty Purchase Agreement.

Under the Royalty Purchase Agreement, Registrant agreed to purchase from Borinquen a royalty granted by the Registrant to Borinquen under a “Royalty Agreement” dated July 1, 2011, which required the Registrant to pay Borinquen a royalty of 20 percent of the Registrant’s net revenues from a territory comprising Spain, Portugal, and the Spanish-speaking countries of Central and South America and the Caribbean (the “Royalty”).Registrant filed a Current Report on Form 8-K to report the entry into the Royalty Agreement on August 10, 2011. Under the terms of the Royalty Agreement the Registrant had the option to buy back the Royalty by September 30, 2012.   The Royalty Purchase Agreement was intended by the Registrant to effect the exercise of the repurchase right contained in the Royalty Agreement.

The purchase price for the Royalty under the Royalty Purchase Agreement was agreed to be $13,100,000, payable in two installments: (1) $6,000,000 on or before September 17, 2012 and (2) $7,100,000 on or before November 16, 2012.  In addition, THP was granted the right to purchase from Borinquen all shares of common and preferred stock of the Registrant beneficially owned by Borinquen at a price not to exceed $0.025 per share.

Funds for the purchase were to be made available to the Registrant under a Loan and Security Agreement entered into on August 19, 2012, by the Registrant and Sapinda Asia. Registrant filed a Current Report on Form 8-K to report this transaction on August 25, 2012.  Sapinda Asia failed to fund the Loan and Security Agreement in an amount sufficient to meet the deadlines for the payments to Borinquen under the Royalty Purchase Agreement.  Borinquen extended the deadline for payment under the Royalty Purchase Agreement to October 19, 2012.  The deadline was subsequently extended again, first to November 17, 2012 and then to December 19, 2012.  Borinquen terminated the Royalty Purchase Agreement on December 26, 2012 after the Registrant failed to make the full payments required by the agreement.

On February 1, 2013, Borinquen and the Registrant agreed to settle the defaults under the terminated Royalty Purchase Agreement and to release the Royalty to the Registrant, in consideration of the Registrant’s payment of $13,000,000.  Funds for the purchase were provided by Sapinda Asia, pursuant to the Loan and Security Agreement; the obligation of the Registrant to repay the loan is secured by the Royalty repurchased from Borinquen.

In addition to the sale of the Royalty to the Registrant, Borinquen granted Sapinda Asia the option to purchase all of the shares of Registrant beneficially owned by Borinquen and to release the shares upon receipt of a payment from Sapinda Asia of $3,000,000 by February 28, 2013.  Borinquen also granted a revocable proxy to Sapinda Asia, permitting Sapinda Asia to vote the shares of the Registrant’s voting securities held by Borinquen.  The proxy is valid for one year, unless terminated earlier by Borinquen, and is renewable for up to four additional years.

Sapinda Asia also agreed under the Royalty Purchase Agreement to loan the Registrant an additional $1,200,000 for working capital.  This loan is to be established as an unsecured revolving line of credit continuing through June 30, 2014, and bears interest at 10 percent for borrowed funds and 3 percent on unused funds.

Upon execution and closing of the Royalty Purchase Agreement, the parties released each other from any claims they might have under the July 1, 2011 Royalty Agreement and the September 5, 2012 Royalty Purchase Agreement, as amended.

5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 1, 2013, Larry G. Schafran, a director of the Registrant since October 2006, tendered his resignation from the Board of Directors of the Registrant.  During his tenure on the Board of Directors, Mr. Schafran had served as a member and chairman of the Audit Committee of the Board of Directors of the Registrant until December 28, 2012.  At the time of his resignation, Mr. Schafran was a member of the Nominating Committee of the Board of Directors of the Registrant.  Mr. Schafran was not a nominee for election at the Registrant’s upcoming Annual Meeting of Shareholders, scheduled for February 28, 2013.

Mr. Schafran informed the Board of his resignation and his reasons for terminating his association with the Registrant by letter addressed to the Chairman of the Board of Directors.  A copy of Mr. Schafran’s letter is furnished with this Current Report as an exhibit.  The Registrant’s Board of Directors disagrees with the position asserted by Mr. Schafran in his letter of resignation.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

10.1  Settlement Agreement and Royalty and Share Buy Back, dated February 1, 2013

17.1  Letter of Resignation from Board of Directors from Larry G. Schafran

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SecureAlert, Inc.

By:	/s/Chad Olsen
Its:	Chief Financial Officer

Date:  February 7, 2013